Exhibit 99.1

Allied Nevada Reports Final Drill Results From Its 2010 Exploration Program at

Hycroft Including 134 Meters of 2.63 g/t Gold Equivalent

January 24, 2011 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to announce the final drill results from the 2010 exploration program at its wholly owned Hycroft mine located near Winnemucca, Nevada. Highlights from the remaining holes include Vortex infill hole 3461 with an interval of 134 meters of grading 2.63 g/t AuEq (1.16 g/t Au and 78.83 g/t Ag) and North Brimstone infill hole 3440 with an interval of 18 meters of material grading 2.30 g/t AuEq (1.56 g/t Au and 34.17 g/t Ag). The North Brimstone interval appears to be oxide mineralization and the Vortex interval appears to be within the oxide/sulfide transitional zone and carries into the sulfide material.

The results of 20 step out holes drilled in the Central Pit area indicate continuity of the oxide mineralization to the west of the pit. The intervals are similar to and potentially extend the current oxide resource. Highlights include hole 4110 with a 31 meter interval grading 2.26 g/t AuEq (1.68 g/t Au and 33.00 g/t Ag) and hole 3555 with a 47 meter interval grading 0.76 g/t AuEq (0.67 g/t Au and 5.03 g/t Ag).

“I am very pleased with the results we’ve encountered throughout the 2010 exploration program and we expect to see a positive impact to the overall resource,” commented David Flint, Vice President, Exploration. “We have carried out this program successfully and under budget. We exceeded our target of drilling 100,000 meters and believe we have achieved our 2010 exploration goals, including resource conversion and expansion, which will show in the updated resource estimate in February, 2011.”

The Company drilled 396 holes in 2010, totaling 101,600 meters of drilling. For 2011, a 60,000 meter drill program has been designed to continue infill and engineering drilling in the first quarter in support of the milling feasibility study. This will be achieved utilizing a fleet of seven to ten core and reverse circulation rigs. For the remainder of 2011, a fleet of two to three rigs will be directed toward step-out drilling and testing geophysical anomalies around the Hycroft property with a goal of expanding the resource base.

				GRADE
	FROM	TO	INTERVAL	Au	Ag	AuEq
	meters	meters	meters	g/t	g/t	g/t
H10R-3461	312	446	134	1.16	79	2.63
H10R-3440	75	93	18	1.56	34	2.30
H10R-3555	139	186	47	0.67	5	0.76
H10R-4110	91	122	31	1.68	33	2.26

For a full list of the assay results for the 2010 drill program and a current drill map showing the locations of current and planned holes, please go to our website at http://www.alliednevada.com /properties/hycroft/exploration.html.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold and silver determined using industry standard fire assay methods with an atomic absorption finish. Gold and silver over limits are determined using fire assay with a gravimetric finish.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; our planned exploration program for the second half of 2010 and the first quarter of 2011 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Amended and Restated Technical Report dated September 23, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 358-4455

or visit the Allied Nevada website at www.alliednevada.com.